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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                            (Unaudited)
                                                                        Three Months Ended
                                                                      -----------------------
                                                                       May 28,       May 29,
                                                                        2005          2004
                                                                      ---------     ---------
                                                                      (Dollars in thousands)
Earnings:
 Income before income taxes                                           $  85,694     $  85,103
 Add:
   Interest on indebtedness                                               7,265         4,336
   Equity income, net of distributions                                   (1,787)         (494)
   Minority losses                                                        1,309           353
   Portion of rents representative of the interest factor                   315           329
   Amortization of capitalized interest                                     199           169
                                                                      ---------     ---------
      Earnings available for fixed charges                            $  92,995     $  89,796
                                                                      =========     =========

Fixed charges:
    Interest on indebtedness                                              7,265         4,336
    Portion of rents representative of the interest factor                  315           329
    Capitalized interest                                                      -           146
                                                                      ---------     ---------
      Total fixed charges                                             $   7,580     $   4,811
                                                                      =========     =========

        Ratio of earnings to fixed charges                                12.27         18.66
                                                                      =========     =========
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